UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITY EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2016

CAFEPRESS INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-35468 (Commission file number)	94-3342816 (IRS Employer Identification No.)

11909 Shelbyville Road, Louisville, Kentucky 40243 (Address of principal executive offices, including zipcode)

(502) 995-2268 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Roger D. Shannon, as Director

On November 1, 2016, the Board of Directors (the “Board”) of CafePress Inc. (the “Company”) voted to increase the size of the Board from six directors to seven directors and elected Roger D. Shannon to serve as a Class I director of the Board, effective November 1, 2016, and to serve on the Board’s Audit Committee. Mr. Shannon will serve until the next election of directors by the shareholders.

Mr. Shannon, age 51, has been the Senior Vice President of Finance and Chief Financial Officer of ADTRAN, Inc. since November 2015. He previously served as Chief Financial Officer and Treasurer of Steel Technologies LLC from 2006 to 2015, and Assistant Treasurer and Director of Treasury of Brown-Forman Corporation from 1997 to 2006. Prior to that, Mr. Shannon held various other accounting and financial positions.

Mr. Shannon will receive, on a prorated basis, the Company’s standard director compensation arrangements applicable to directors who are not employees of the Company in accordance with the terms of director compensation disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 11, 2016. The Company and Mr. Shannon will also enter into the Company’s customary forms of Indemnification Agreement and Non-Disclosure Agreement.

In addition, on November 1, 2016, the effective date of Mr. Shannon’s appointment to the Board, Mr. Shannon was automatically granted an option to purchase 91,846 shares of the Company’s common stock under the Company’s Amended and Restated 2012 Stock Incentive Plan. This initial option will vest and become exercisable over four years, with the first 1/4th of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter over the subsequent three years. The option will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs or if Mr. Shannon is not re-elected after standing for re-election at the end of his term.

There was no arrangement or understanding between Mr. Shannon and any other persons pursuant to which Mr. Shannon was elected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto, duly authorized.

CAFEPRESS INC.
November 3, 2016	/s/ Ekumene M. Lysonge By: Ekumene M. Lysonge Title: Vice President, General Counsel and Secretary